January 1, 2006

Re: Employment Letter

Dear Mr. Hydanus:

Through this letter, the Board of Directors of Financial Industries Corporation (the "Company") hereby wishes to offer you the position of Interim Chief Executive Officer ("Interim CEO"), of Financial Industries Corporation ("FIC"), Investors Life Insurance Company of North America ("ILINA") and Family Life Insurance Company ("FLIC", and together with ILINA and FIC, the "Company"), effective as of October 15, 2005. You will assume all of the duties and responsibilities of Chief Executive Officer ("CEO") and continue those duties until either (i) you are appointed CEO permanently by the Board of Directors, in their discretion, or (ii) such time as another person is appointed permanent CEO and you are reassigned to assume your duties as Chief Operating Officer ("COO") of the Company as stated in that certain letter agreement dated April 19, 2005 (the "COO Letter"). This letter agreement ("Agreement") is intended to amend and restate the terms of the COO Letter. To the extent that any terms of the COO Letter do not conflict with or are not inconsistent with the terms of this Agreement, such terms shall be considered valid and continuing in force and effect. The terms of this Agreement shall be binding and effective for so long as you serve in the position of Interim CEO or permanent CEO ("Term").

Your salary will be $11,301.69 on a biweekly basis (representing an annualized amount of $294,000), again effective as of October 15, 2005. Eligibility for an annual bonus will be determined prior to the beginning of each fiscal year, based on goals established by you and the board of directors.

You will continue to be eligible to participate in stock option plans of the Company on the basis of your current participation, and the Board of Directors in its discretion, may grant additional option rights commensurate with your new position as Interim CEO. Your participation in Company benefit plans will continue and will be adjusted appropriately to reflect your new position as Interim CEO, including without limitation, the amount of Company-paid life insurance and vacation time.

You will report directly to the Board of Directors of the Company, and will discharge the duties assigned to you by the Board from time to time.

Either you or the Company may terminate your employment at any time. If the Company terminates your employment for Cause or you terminate your employment without Good Reason (both as defined below) (or if you die while an employee of the Company), you (or your estate) will be entitled to receive only your accrued but unpaid salary and vacation pay, based on the levels of salary and vacation stated in this letter. If the Company terminates your employment without Cause, or you terminate your employment for Good Reason, while you are serving as Interim CEO, you will be entitled to a continuation of your salary and benefits, including but not

Employment Letter (cont.):

January 1, 2006

limited to health and life insurance payments, based on the Interim CEO salary levels stated in this letter, for twelve months after the date of termination. If, however, the Company terminates your employment without Cause, or you terminate your employment with Good Reason, while you are serving as either Interim CEO or permanent CEO, at any time within 6 months before or twelve months after a Change in Control, you will instead be entitled to a continuation of your salary and benefits, including but not limited to health and life insurance payments based on the salary levels stated in this letter, for twenty-four months after the date of termination. For purposes of this Agreement, "Change of Control" means (i) acquisition by any one person, or more than one person acting as a group (as defined pursuant to the Securities Exchange Act of 1934) of more than 50% of the Company's stock or (ii) a change in the majority of the members of the Company's Board of Directors within a six-month period (either one of these two events constituting and referred to in this letter as a "Change of Control".

For purposes of the preceding paragraph, "Cause" shall mean (i) your conviction of a crime involving dishonesty, fraud, breach of trust, or violation of the rights of employees; (ii) your willful engagement in any misconduct in the performance of your duties that, in the opinion of the Company, could materially injure the Company; (iii) your performance of any act that, if known to customers, agents, employees, or stockholders of the Company, could, in the opinion of the Company, materially injure the Company; or (iv) your continued willful and substantial nonperformance of assigned duties for at least ten days after you receive notice from the Company of such nonperformance and of the Company's intention to terminate your employment because of such nonperformance. For purposes of the preceding paragraph, "Good Reason" shall exist if the Company takes any of the following actions with regard to your employment:

a)          if you are serving as Interim CEO & President , makes a significant reduction in your duties, authority, or responsibilities, to a level less than those of COO for the Company;

b)         if you are serving as permanent CEO & President, makes a significant reduction in your duties, authority, or responsibilities;

c)          if you are serving as Interim CEO & President, materially reduces your salary, target bonus, or fringe benefits relative to those agreed upon in the COO Letter;

d)         if you are serving as permanent CEO & President , materially reduces your salary, target bonus, or fringe benefits as stated in this Agreement or any amendment to this Agreement;

e)	requires you to relocate from the Austin, Texas metropolitan area; or

f)          fails to obtain the assumption of this letter agreement or 'the COO Letter by any of its successors, including any purchaser of all or substantially all of the Company's assets.

If you become disabled by injury, disease, or mental condition (as reasonably determined by the Company) from performing the principal duties of your employment, the Company may terminate your employment. Upon such a termination, you will be entitled to continue to receive

Employment Letter (cont.):

January 1, 2006

your salary for the lesser of (i) any waiting period set forth in any disability policy maintained by the Company that covers you or (ii) six months after termination of your employment.

You acknowledge that you have read and executed both the Company's Business Ethics Policy and its Code of Ethics for Senior Executives and Financial Officers. Also, as Interim CEO you will be expected to exemplify in all your actions and communications, inside and outside the Company, the highest standards of professionalism, honesty, candor, and competence. The Company will indemnify and hold you harmless against any and all claims, suits, costs, losses, and expenses of any nature (including reasonable attorneys' fees and litigation costs) which arise from your performance of your duties as contemplated in this letter, as and to the extent provided in the Company's charter and bylaws.

As long as this Agreement remains in effect, the terms set forth shall be binding upon any successor entity to the Company, whether direct or indirect and whether by purchase, merger, consolidation, liquidation, supervision or otherwise. This Agreement is fully assignable to any successor to all or substantially all of the Company's business and/or assets and such successor shall assume all of the obligations under this Agreement.

Sincerely yours,

/s/ R. Keith Long

R. Keith Long

Chairman of the Board

Accepted and agreed:

/s/ Michael P. Hydanus

Michael P. Hydanus

Date: January 5, 2006